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                                                                    EXHIBIT 11.1

                            COMPUTRON SOFTWARE, INC.

             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1995        1996
                                                              -------     -------
Net income (loss)...........................................  $ 1,438     $(8,071)
                                                              =======     =======
Weighted average common and common equivalent shares
  outstanding:
  Shares outstanding at the beginning of the period.........   17,829      20,744
  Weighted average shares issued during the period..........       --          23
  Weighted average common stock equivalents.................    1,001          --
  Weighted average treasury shares acquired using the
     treasury stock method..................................     (393)         --
                                                              -------     -------
Weighted average common and common equivalent shares
  outstanding:..............................................   18,437      20,767
                                                              =======     =======
Net income (loss) per common and common equivalent share....  $  0.08(1)  $ (0.39)
                                                              =======     =======

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(1) All share information contained in the per share calculation has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.

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